Exhibit (k)(2)

FORM OF

ADMINISTRATION AGREEMENT

                    AGREEMENT (this “Agreement”) made as of _______, 2009 by and between Trian Capital Corporation, a Maryland corporation (hereinafter referred to as the “Corporation”), and Trian Capital Administration, LLC, a Delaware limited liability company, (hereinafter referred to as the “Administrator”).

RECITALS:

                    WHEREAS, the Corporation is a newly organized closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (hereinafter referred to as the “1940 Act”);

                    WHEREAS, the Corporation desires to retain the Administrator to provide administrative services to the Corporation in the manner and on the terms set out in this Agreement;

                    WHEREAS, the sole member of the Corporation’s investment adviser is also the Administrator’s sole member; and

                    WHEREAS, the Administrator is willing to provide administrative services to the Corporation on the terms and conditions set out in this Agreement.

                    NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Administrator hereby agree as follows:

          1. Duties of the Administrator

                    (a) Employment of Administrator. The Corporation hereby employs the Administrator to act as administrator of the Corporation, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Corporation, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the Corporation.

                    (b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Corporation. Without limiting the generality of the foregoing, the Administrator shall provide the Corporation with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Directors of the Corporation, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Corporation, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Directors of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation. The Administrator shall be responsible for the financial and other records that the Corporation is required to maintain and shall prepare all reports and other materials required to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including reports to stockholders. The Administrator will provide on the Corporation’s behalf significant managerial assistance to those portfolio companies to which the Corporation is required to provide such assistance. In addition, the Administrator will assist the Corporation in determining and publishing the Corporation’s net asset value, overseeing the preparation and filing of the Corporation’s tax returns, and the printing and dissemination of reports to stockholders of the Corporation, and generally overseeing the payment of the Corporation’s expenses and the performance of administrative and professional services rendered to the Corporation by others.

                    (c) Retention of Third Party Service Providers. The Administrator is hereby authorized to enter into one or more agreements with third party service providers (including any sub-administrator) (each, a “Service Provider”) pursuant to which the Administrator may obtain the services of the Service Provider(s) to assist the Administrator in fulfilling its responsibilities hereunder. The Corporation shall be responsible for any expenses incurred by the Administrator payable to any Service Provider. Any sub-administration agreement entered into by the Administrator shall be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

          2. Records

                    The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Administrator hereunder and, if required by the 1940 Act, will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records that it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise upon the Corporation’s written request. The Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

          3. Confidentiality

                    The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

          4. Compensation; Allocation of Costs and Expenses

                    (a) In full consideration of the provision of the services of the Administrator, the Corporation shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.

                    (b) The Corporation will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Corporation’s investment adviser (the “Adviser”), pursuant to that certain Investment Advisory Agreement, dated as of _________, 2009, by and between the Corporation and the Adviser or that certain Sub-Advisory Agreement, dated as of ______, 2009, by and among the Corporation, the Adviser and the Corporation’s sub-adviser. Costs and expenses to be borne by the Corporation include, but are not limited to, those relating to: organization and offering; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm); fees and expenses incurred by the Adviser payable to third parties, including Service Providers, agents, consultants, auditors, outside legal counsel or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Corporation’s investments; offerings of the Corporation’s common stock and other securities; investment advisory and management fees; administration fees and expenses, if any, payable under this Agreement (including payments under this Agreement between the Corporation and the Administrator based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent and the allocable portion of the cost of the Corporation’s officers, including a chief compliance officer, chief financial officer, risk management officer and legal counsel, if any, and their respective staffs); transfer agent, dividend agent and custodial fees and expenses; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Corporation’s allocable portion of any fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; proxy voting expenses and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business.

          5. Limitation of Liability of the Administrator; Indemnification

                    The Administrator and its affiliates (and their officers, managers, partners, agents, employees, controlling persons, members, and any other similar person or entity, including without limitation the sole member of the Administrator) (collectively, the “Indemnified Parties”) shall not be liable to the Corporation for any action taken or omitted to be taken by the Administrator (or any sub-administrator) or any Service Provider or other third party engaged by the Administrator (or any sub-administrator) in connection with the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Corporation, and the Corporation shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance by the Administrator or any Service Provider or other third party engaged by the Administrator of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Corporation. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

          6. Activities of the Administrator

                    The services of the Administrator to the Corporation are not to be deemed to be exclusive, and the Administrator and each of its affiliates is free to render services to others. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

          7. Duration and Termination of this Agreement

                    This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Corporation for two years thereafter. If not sooner terminated, this Agreement shall renew at the end of the initial term and shall thereafter continue for successive annual periods without further action by the parties until terminated in accordance with the terms of the next paragraph.

                    This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Directors of the Corporation, or by the Administrator, upon 60 days’ prior written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party, except that the Administrator may assign this Agreement to an entity controlled by, or an affiliate of, Trian Fund Management, L.P.

          8. Amendments of this Agreement

                    This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

          9. Governing Law

                    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of New York and the applicable provisions of the 1940 Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, if any, the latter shall control.

          10. Entire Agreement

                    This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

          11. Notices

                    Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

          12. No Third Party Beneficiaries

                    Nothing in this Agreement is intended, nor will be deemed, to confer rights or remedies upon any person or legal entity not a party to this Agreement, except that the Indemnified Parties shall be third party beneficiaries of Paragraph 5.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TRIAN CAPITAL CORPORATION

By:

Name:
Title:

TRIAN CAPITAL ADMINISTRATION, LLC

By: Trian Fund Management, L.P., its sole member

By: Trian Fund Management GP, LLC, its general partner

By:

Name:

Title: Member